Exhibit 99.01

Valero Energy Reports 2014 Fourth Quarter and Full Year Results

•	Fourth quarter adjusted earnings of $952 million, or $1.83 per share; full year adjusted earnings of $3.5 billion, or $6.68 per share

•	Targeting an estimated $1 billion of drop-down transactions to Valero Energy Partners LP (“VLP”) in 2015

•	Focused capital allocation priorities on cash returns to stockholders and disciplined investments

•
Returned $640 million in cash to stockholders through dividends and stock buybacks in the fourth quarter and announced in January a 45 percent increase in the regular quarterly common stock dividend to $0.40 per share

SAN ANTONIO, January 29, 2015 – Valero Energy Corporation (NYSE: VLO, “Valero”) today reported net income from continuing operations attributable to Valero stockholders of $1.2 billion, or $2.22 per share, in the fourth quarter of 2014 compared to $1.3 billion, or $2.38 per share, in the fourth quarter of 2013. Adjusting for special items, net income from continuing operations attributable to Valero stockholders was $952 million, or $1.83 per share, in the fourth quarter of 2014 compared to $963 million, or $1.78 per share, in the fourth quarter of 2013. A reconciliation of special items is shown in the notes to the accompanying financial tables.

“We delivered another quarter of solid operating performance and strong financial results,” said Joe Gorder, Valero Chairman and CEO. “We showed the earnings power from Valero’s advantaged and flexible system during a rapidly changing energy landscape.”

For the year ended December 31, 2014, net income from continuing operations attributable to Valero stockholders was $3.7 billion, or $6.97 per share, compared to $2.7 billion, or $4.96 per share, in 2013. Adjusting for special items, net income from continuing operations attributable to Valero stockholders was $3.5 billion, or $6.68 per share, in 2014 compared to $2.4 billion, or $4.41 per share, in 2013.

Refining
The refining segment reported fourth quarter 2014 operating income of $1.9 billion versus $1.5 billion in the fourth quarter of 2013. Nearly all of the $377 million increase in operating income resulted from the previously noted special items. Excluding the special items, operating income was nearly flat in the fourth quarter of 2014 versus the fourth quarter of 2013 as stronger gasoline, distillate, and other product margins relative to Brent crude oil as well as higher refining throughput volumes were offset by lower discounts for sweet and sour crude oils relative to Brent crude oil.

Fourth quarter 2014 refining throughput volumes averaged 2.8 million barrels per day, an increase of 41,000 barrels per day from the fourth quarter of 2013. Valero’s refineries operated at 98 percent throughput capacity utilization in the fourth quarter of 2014.

Ethanol
The ethanol segment reported fourth quarter 2014 operating income of $158 million versus $269 million in the fourth quarter of 2013. The $111 million decrease in operating income was mainly due to lower gross margin per gallon driven by a decline in gasoline and ethanol prices versus relatively stable corn prices. Production from the Mount Vernon plant contributed to record quarterly ethanol production volumes, which averaged 3.8 million gallons per day in the fourth quarter of 2014. The segment earned record annual operating income of $786 million in 2014 compared to $491 million in 2013.

Corporate and Other
General and administrative expenses were $214 million in the fourth quarter of 2014 versus $179 million in the fourth quarter of 2013. The effective tax rate was 28.4 percent in the fourth quarter of 2014.

Stockholder Distributions
Valero paid $143 million in dividends and purchased 10.3 million shares of its common stock with $497 million for total cash returned to stockholders of $640 million in the fourth quarter of 2014. In 2014, Valero returned $1.9 billion to stockholders, or 50 percent of net income from continuing operations, with $554 million in dividends and $1.3 billion in stock buybacks. In January 2015, Valero announced a 45 percent increase in its quarterly common stock dividend from $0.275 per share to $0.40 per share.

“We are committed to disciplined capital allocation and to returning cash to stockholders. Our goal in 2015 is to exceed 2014’s total payout ratio,” Gorder said.

The company defines total payout ratio as the sum of dividends plus stock buybacks divided by net income from continuing operations attributable to Valero stockholders.

Investments and Other Cash Flow Items
In the fourth quarter of 2014, capital spending was $857 million, of which $157 million was for turnarounds and catalyst. Capital spending in 2014 including turnarounds and catalyst was $2.8 billion, which was $100 million below recent guidance and $200 million under the original budget due mainly to prudent management of the capital program. Capital spending in 2014 included $1.2 billion for stay-in-business capital and $1.6 billion to advance Valero’s growth strategy. More than 50 percent of the 2014 growth capital spending was allocated to logistics investments.

Liquidity and Financial Position
Valero ended the fourth quarter of 2014 with $6.4 billion in total debt and $3.7 billion of cash and temporary cash investments, of which $237 million was held by VLP. The company’s debt to capital ratio, net of $2 billion in cash and excluding the effect of VLP, was 17.4 percent.

Strategic Update
As part of its strategy to increase growth of VLP and unlock value, Valero is targeting an estimated $1 billion of drop-down transactions to VLP in 2015. As a result, Valero expects VLP’s fourth quarter 2015 annualized EBITDA to be approximately $200 million, or 126 percent higher than

VLP’s third quarter 2014 annualized EBITDA of $88 million. VLP’s fourth quarter 2015 results and distribution growth are expected to drive Valero’s general partner and incentive distribution rights in VLP into the 50-percent tier, with such distributions being payable in the first quarter of 2016.

Valero continued to advance its refining and logistics capital investments, which are designed to increase its ability to access and process more North American crude oil. Valero completed the Meraux hydrocracker revamp in the fourth quarter of 2014, which is expected to increase the refinery’s yield of ultra-low-sulfur diesel and jet fuel. Also, the two crude topping units at the Corpus Christi and Houston refineries are progressing as planned. When complete, these units are expected to reduce feedstock costs at both of these refineries.

Valero expects 2015 capital spending, including turnarounds and catalyst, to be $2.65 billion, which includes $1.5 billion for stay-in-business capital and $1.15 billion for growth investment, and excludes $150 million for a St. Charles methanol project that remains under evaluation. Valero expects 35 percent of growth investments in 2015 will be for light crude oil processing and more than 30 percent will be for logistics. Valero believes that most of the logistics investments will be eligible for future drops to VLP.

Valero expects 2016 capital spending, including turnarounds and catalyst, to be $2.4 billion, which includes $1.4 billion for stay-in-business capital and $1 billion for growth investment, and excludes $300 million for a St. Charles methanol project that remains under evaluation.

Conference Call
Valero’s senior management will hold a conference call at 10 a.m. ET today to discuss this earnings release and to provide an update on company operations and strategy.

About Valero
Valero Energy Corporation, through its subsidiaries, is an international manufacturer and marketer of transportation fuels, other petrochemical products and power. Valero subsidiaries employ approximately 10,000 people, and assets include 15 petroleum refineries with a combined throughput capacity of approximately 2.9 million barrels per day, 11 ethanol plants with a combined production capacity of 1.3 billion gallons per year, a 50-megawatt wind farm, and renewable diesel production from a joint venture. Through subsidiaries, Valero owns the general partner of Valero Energy Partners LP (NYSE: VLP), a midstream master limited partnership. Approximately 7,400 outlets carry the Valero, Diamond Shamrock, Shamrock, and Beacon brands in the United States and the Caribbean; Ultramar in Canada; and Texaco in the United Kingdom and Ireland. Valero is a Fortune 500 company based in San Antonio. Please visit www.valero.com for more information.

Valero Contacts
Investors:
John Locke, Executive Director - Investor Relations, 210-345-3077
Karen Ngo, Manager - Investor Relations, 210-345-4574

Media:
Bill Day, Vice President - Communications, 210-345-2928

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Safe-Harbor Statement
Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” “intend,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) and on Valero’s website at www.valero.com, and VLP’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the SEC and on VLP’s website at www.valeroenergypartners.com.

Use of Non-GAAP Financial Information
This earnings release includes the terms “adjusted net income from continuing operations attributable to Valero stockholders”, “adjusted earnings per common share - assuming dilution”, “adjusted refining throughput margin per barrel”, and “EBITDA”. We define EBITDA as net income before income tax expense, interest expense, and depreciation and amortization expense. These terms are supplemental financial measures that are not defined under United States generally accepted accounting principles (“GAAP”).

We believe that adjusted net income from continuing operations attributable to Valero stockholders, adjusted earnings per common share - assuming dilution, and adjusted refining throughput margin per barrel help facilitate comparisons of Valero’s operating performance across periods. A reconciliation of net income from continuing operations attributable to Valero stockholders and earnings per common share - assuming dilution to their adjusted amounts is provided in the notes to the accompanying financial tables.

EBITDA is used in this earnings release to describe Valero’s expectations regarding VLP’s forecasted earnings. EBITDA is used by management, industry analysts, investors, lenders, and ratings agencies to assess (i) VLP’s operating performance as compared to other publicly traded master limited partnerships without regard to historical cost basis or financing methods; (ii) the ability of VLP to generate sufficient cash to make distributions to its unitholders; and (iii) VLP’s ability to incur and service debt and fund capital expenditures. The GAAP measure most comparable to EBITDA is net income, but it should not be considered an alternative to net income because it excludes some, but not all, items that affect net income. EBITDA should not be considered in isolation or as a substitute for analysis of VLP’s earnings as reported under GAAP. Additionally, because EBITDA may be defined differently by other companies in VLP’s industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. A reconciliation of VLP’s forecasted net income, the GAAP measure most directly comparable to EBITDA, is reflected below (in millions).

VALERO ENERGY PARTNERS LP
RECONCILIATION OF NET INCOME UNDER U.S. GAAP
TO EBITDA
(Unaudited, in millions)

	Three Months Ended		Three Months Ended
	September 30, 2014		December 31, 2015
	As Reported	Annualized (x4)	Forecasted (a)	Annualized (x4)
Net income	$18	$72	$32	$128
Plus:
Depreciation expense	4	16	11	44
Interest expense	—	—	7	28
Income tax expense	—	—	—	—
EBITDA	$22	$88	$50	$200

(a)	Forecasted amount is based on Valero’s expectations of future drops to Valero Energy Partners LP during 2015. However, there is no certainty that such drops will occur as expected by Valero.

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Statement of Income Data (a):
Operating revenues	$27,859	$34,429	$130,844	$138,074
Costs and expenses:
Cost of sales	24,321	31,177	118,141	127,316
Operating expenses:
Refining	974	968	3,900	3,710
Retail	—	—	—	226
Ethanol	129	106	487	387
General and administrative expenses (b)	214	179	724	758
Depreciation and amortization expense	425	437	1,690	1,720
Total costs and expenses	26,063	32,867	124,942	134,117
Operating income	1,796	1,562	5,902	3,957
Gain on disposition of retained interest in CST Brands, Inc. (c)	—	325	—	325
Other income, net	9	17	47	59
Interest and debt expense, net of capitalized interest	(101)	(102)	(397)	(365)
Income from continuing operations before income tax expense	1,704	1,802	5,552	3,976
Income tax expense (d)	484	515	1,777	1,254
Income from continuing operations	1,220	1,287	3,775	2,722
Income (loss) from discontinued operations (a)	—	—	(64)	6
Net income	1,220	1,287	3,711	2,728
Less: Net income (loss) attributable to noncontrolling interests (e)	65	(1)	81	8
Net income attributable to Valero Energy Corporation stockholders	$1,155	$1,288	$3,630	$2,720
Net income attributable to Valero Energy Corporation stockholders:
Continuing operations (f)	$1,155	$1,288	$3,694	$2,714
Discontinued operations	—	—	(64)	6
Total	$1,155	$1,288	$3,630	$2,720
Earnings per common share:
Continuing operations	$2.22	$2.39	$7.00	$4.98
Discontinued operations	—	—	(0.12)	0.01
Total	$2.22	$2.39	$6.88	$4.99
Weighted-average common shares outstanding (in millions)	517	536	526	542
Earnings per common share – assuming dilution:
Continuing operations (f)	$2.22	$2.38	$6.97	$4.96
Discontinued operations	—	—	(0.12)	0.01
Total	$2.22	$2.38	$6.85	$4.97
Weighted-average common shares outstanding - assuming dilution (in millions)	521	542	530	548

Dividends per common share	$0.275	$0.225	$1.050	$0.850

See Notes to Earnings Release on Table Page 6.

Table Page 1

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Operating income by business segment:
Refining (a)	$1,861	$1,484	$5,884	$4,211
Retail	—	—	—	81
Ethanol	158	269	786	491
Corporate (b)	(223)	(191)	(768)	(826)
Total	$1,796	$1,562	$5,902	$3,957
Depreciation and amortization expense by business segment:
Refining	$403	$413	$1,597	$1,566
Retail	—	—	—	41
Ethanol	13	12	49	45
Corporate (g)	9	12	44	68
Total	$425	$437	$1,690	$1,720
Operating highlights:
Refining (a):
Throughput margin per barrel (h)	$12.48	$11.20	$11.28	$9.69
Operating costs per barrel:
Operating expenses	3.76	3.79	3.87	3.79
Depreciation and amortization expense	1.55	1.61	1.58	1.60
Total operating costs per barrel	5.31	5.40	5.45	5.39
Operating income per barrel	$7.17	$5.80	$5.83	$4.30
Throughput volumes (thousand barrels per day):
Feedstocks:
Heavy sour crude oil	447	497	457	486
Medium/light sour crude oil	420	528	466	466
Sweet crude oil	1,239	1,074	1,149	1,039
Residuals	243	245	230	282
Other feedstocks	133	112	134	106
Total feedstocks	2,482	2,456	2,436	2,379
Blendstocks and other	338	323	329	303
Total throughput volumes	2,820	2,779	2,765	2,682
Yields (thousand barrels per day):
Gasolines and blendstocks	1,365	1,340	1,329	1,287
Distillates	1,041	1,066	1,047	984
Other products (i)	450	412	423	440
Total yields	2,856	2,818	2,799	2,711

See Notes to Earnings Release on Table Page 6.

Table Page 2

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Refining operating highlights by region (j):
U.S. Gulf Coast (a):
Operating income	$1,014	$1,026	$3,484	$2,375
Throughput volumes (thousand barrels per day)	1,633	1,578	1,600	1,523
Throughput margin per barrel (h)	$11.88	$12.25	$11.23	$9.57
Operating costs per barrel:
Operating expenses	3.56	3.57	3.66	3.67
Depreciation and amortization expense	1.57	1.62	1.60	1.63
Total operating costs per barrel	5.13	5.19	5.26	5.30
Operating income per barrel	$6.75	$7.06	$5.97	$4.27
U.S. Mid-Continent:
Operating income	$408	$320	$1,358	$1,293
Throughput volumes (thousand barrels per day)	490	452	446	435
Throughput margin per barrel (h)	$14.10	$12.94	$13.85	$13.37
Operating costs per barrel:
Operating expenses	3.56	3.58	3.90	3.58
Depreciation and amortization expense	1.50	1.65	1.61	1.64
Total operating costs per barrel	5.06	5.23	5.51	5.22
Operating income per barrel	$9.04	$7.71	$8.34	$8.15
North Atlantic:
Operating income	$389	$139	$971	$570
Throughput volumes (thousand barrels per day)	430	485	457	459
Throughput margin per barrel (h)	$14.49	$8.04	$10.38	$7.93
Operating costs per barrel:
Operating expenses	3.39	3.81	3.40	3.50
Depreciation and amortization expense	1.24	1.12	1.16	1.03
Total operating costs per barrel	4.63	4.93	4.56	4.53
Operating income per barrel	$9.86	$3.11	$5.82	$3.40
U.S. West Coast:
Operating income (loss)	$50	$(1)	$71	$(27)
Throughput volumes (thousand barrels per day)	267	264	262	265
Throughput margin per barrel (h)	$9.98	$7.79	$8.79	$7.43
Operating costs per barrel:
Operating expenses	5.89	5.45	5.91	5.35
Depreciation and amortization expense	2.06	2.39	2.14	2.35
Total operating costs per barrel	7.95	7.84	8.05	7.70
Operating income (loss) per barrel	$2.03	$(0.05)	$0.74	$(0.27)

See Notes to Earnings Release on Table Page 6.

Table Page 3

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Average market reference prices and differentials:
Feedstocks (dollars per barrel):
Brent crude oil	$77.35	$109.26	$99.57	$108.74
Brent less West Texas Intermediate (WTI) crude oil	3.95	11.83	6.40	10.80
Brent less Alaska North Slope (ANS) crude oil	2.59	3.87	1.73	1.00
Brent less Louisiana Light Sweet (LLS) crude oil	1.77	7.62	2.79	0.41
Brent less Mars crude oil	5.62	12.78	6.75	5.52
Brent less Maya crude oil	10.09	19.88	13.73	11.31
LLS crude oil	75.58	101.64	96.78	108.33
LLS less Mars crude oil	3.85	5.16	3.96	5.11
LLS less Maya crude oil	8.32	12.26	10.94	10.90
WTI crude oil	73.40	97.43	93.17	97.94

Natural gas (dollars per million British Thermal Units)	3.69	3.79	4.36	3.69

Products (dollars per barrel, unless otherwise noted):
U.S. Gulf Coast:
CBOB gasoline less Brent	(1.00)	(5.43)	3.54	2.69
Ultra-low-sulfur diesel less Brent	15.21	13.16	14.28	15.95
Propylene less Brent	21.27	(5.41)	5.57	(2.72)
CBOB gasoline less LLS	0.77	2.19	6.33	3.10
Ultra-low-sulfur diesel less LLS	16.98	20.78	17.07	16.36
Propylene less LLS	23.04	2.21	8.36	(2.31)
U.S. Mid-Continent:
CBOB gasoline less WTI	6.05	2.68	12.28	16.77
Ultra-low-sulfur diesel less WTI	27.60	25.66	24.05	28.33
North Atlantic:
CBOB gasoline less Brent	7.63	2.78	9.07	8.50
Ultra-low-sulfur diesel less Brent	20.98	16.37	18.25	17.84
U.S. West Coast:
CARBOB 87 gasoline less ANS	6.20	4.76	13.40	12.69
CARB diesel less ANS	21.75	18.88	19.14	18.83
CARBOB 87 gasoline less WTI	7.56	12.72	18.07	22.49
CARB diesel less WTI	23.11	26.84	23.81	28.63
New York Harbor corn crush (dollars per gallon)	0.71	0.84	0.85	0.42

See Notes to Earnings Release on Table Page 6.

Table Page 4

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Ethanol:
Operating income	$158	$269	$786	$491
Production (thousand gallons per day)	3,752	3,570	3,422	3,294
Gross margin per gallon of production	$0.87	$1.18	$1.06	$0.77
Operating costs per gallon of production:
Operating expenses	0.37	0.32	0.39	0.32
Depreciation and amortization expense	0.04	0.04	0.04	0.04
Total operating costs per gallon of production	0.41	0.36	0.43	0.36
Operating income per gallon of production	$0.46	$0.82	$0.63	$0.41

			December 31,
			2014	2013
Balance Sheet Data:
Current assets			$16,614	$19,277
Cash and temporary cash investments, including $237 and $375, respectively, held by Valero Energy Partners LP, included in current assets			3,689	4,292
Inventories included in current assets			6,623	5,758
Replacement cost (market value) of LIFO inventories in excess of LIFO carrying amounts			857	6,851
Current liabilities			9,980	13,123
Current portion of debt and capital lease obligations included in current liabilities			606	303
Debt and capital lease obligations, less current portion			5,780	6,261
Total debt and capital lease obligations			6,386	6,564
Valero Energy Corporation stockholders’ equity			20,677	19,460

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Valero Energy Partners LP - limited partner units and distribution declared:
Weighted-average limited partner units outstanding:
Common units - public (basic)	17	17	17	17
Common units - public (diluted)	17	17	17	17
Common units - Valero (basic and diluted)	12	12	12	12
Subordinated units - Valero (basic and diluted)	29	29	29	29
Distribution declared:
Limited partner units - public	$4	$1	$16	$1
Limited partner units - Valero	11	1	38	1
General partner units - Valero	—	—	1	—
Total distribution declared	$15	$2	$55	$2

See Notes to Earnings Release on Table Page 6.

Table Page 5

VALERO ENERGY CORPORATION AND SUBSIDIARIES
NOTES TO EARNINGS RELEASE

(a)
In May 2014, we decided to abandon our Aruba Refinery, except for the associated crude oil and refined products terminal assets that we continue to operate. As a result of our decision, the results attributable to the Aruba Refinery operations have been presented as discontinued operations, and the operating highlights for the refining segment and the U.S. Gulf Coast region exclude the Aruba Refinery for all periods presented.

Because of our decision to abandon the refining assets, we believe the Government of Aruba (GOA) will enforce certain land lease provisions requiring us to dismantle the refinery assets. As a result, “Income (loss) from discontinued operations” for the twelve months ended December 31, 2014 includes a charge of $59 million for an asset retirement obligation and a charge of $4 million for other contractual obligations. We had not recognized an asset retirement obligation previously due to our belief that the GOA would not enforce the lease provision as long as we intended to operate the refining assets.

(b)
The increase in general and administrative expenses for the three months ended December 31, 2014 compared to the three months ended December 31, 2013 is due primarily to changes in legal reserves. The decrease in general and administrative expenses for the year ended December 31, 2014 compared to the year ended December 31, 2013 is due primarily to administrative expenses in 2013 associated with our former retail business that did not recur due to the separation of that business in May 2013, including costs incurred to effect that separation.

(c)
In October 2013, we borrowed $525 million under a short-term debt agreement with a third-party financial institution in anticipation of liquidating our retained interest in CST Brands, Inc. (CST). This liquidation was completed on November 14, 2013 by transferring all remaining shares of CST common stock owned by us to the financial institution in exchange for $467 million of our short-term debt, and we paid the remaining $58 million of short-term debt in cash. After paying $19 million of fees, we recognized a $325 million nontaxable gain.

(d)
The variation in the customary relationship between income tax expense and income from continuing operations for the three months and year ended December 31, 2014 is due primarily to earnings from our international operations that are taxed at statutory tax rates that are lower than in the U.S.

(e)
We consolidate the financial statements of the entities described below due to our controlling interests. The earnings (losses) incurred by these entities that are attributable to the owners of the noncontrolling interests are subtracted from (added back to) net income to arrive at net income attributable to Valero stockholders.

•
Valero Energy Partners LP (VLP) - On December 16, 2013, VLP, a master limited partnership formed by us, completed its initial public offering of 17,250,000 common units representing a 29.4 percent limited partner interest in VLP. We own a 2 percent general partner interest and a 68.6 percent limited partner interest. VLP’s assets include crude oil and refined petroleum products pipeline and terminal systems in the U.S. Gulf Coast and U.S. Mid-Continent regions that are integral to the operations of our Ardmore, McKee, Memphis, Port Arthur, and Three Rivers Refineries.

•
Diamond Green Diesel Holdings LLC (DGD) - We own a 50 percent interest in DGD and have lent DGD $221 million to finance approximately 60 percent of the construction costs of a plant built by DGD that processes animal fats, used cooking oils, and other vegetable oils into renewable green diesel. The plant began operations at the end of June 2013 and is located next to our St. Charles Refinery in Norco, Louisiana.

•
PI Dock Facilities LLC (PI Dock) - We own a 50 percent interest in PI Dock and have agreed to lend PI Dock up to $90 million to finance construction costs of a crude oil dock and certain shared facilities. PI Dock has agreed to construct and operate the crude oil dock and related facilities located on Pleasure Island, Texas, which is near our Port Arthur Refinery.

•
Transport Maritime St-Laurent Inc. (TMSL) - We own a 50 percent interest in TMSL. TMSL owns and charters two vessels to us for the transportation of crude oil from our Montreal East Terminal to our Quebec City Refinery.

Table Page 6

VALERO ENERGY CORPORATION AND SUBSIDIARIES
NOTES TO EARNINGS RELEASE (Continued)

(f)
The following table reconciles net income from continuing operations attributable to Valero stockholders to adjusted net income from continuing operations attributable to Valero stockholders (in millions, except per share amounts).

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Actual net income from continuing operations attributable to Valero Energy Corporation stockholders	$1,155	$1,288	$3,694	$2,714
Adjustments (after taxes):
LIFO gain	(151)	—	(151)	—
Blender’s tax credit (1)	(52)	—	—	—
Gain on disposition of retained interest in CST Brands, Inc., net of separation costs and taxes	—	(325)	—	(296)
Adjusted net income from continuing operations attributable to Valero Energy Corporation stockholders	$952	$963	$3,543	$2,418
Earnings per common share-assuming dilution from continuing operations:
Actual	$2.22	$2.38	$6.97	$4.96
Adjusted	1.83	1.78	6.68	4.41

(1) The adjustment for the blender’s tax credit represents the amount recorded during the three months ended December 31, 2014 that relates to volumes for the nine months ended September 30, 2014, and excludes amounts attributable to our non-controlling interest in DGD.

(g)
The decrease in corporate depreciation and amortization expense for the year ended December 31, 2014 compared to the year ended December 31, 2013 is due primarily to the loss on the sale of certain corporate property in 2013.

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VALERO ENERGY CORPORATION AND SUBSIDIARIES
NOTES TO EARNINGS RELEASE (Continued)

(h)	The following table reconciles refining throughput margin per barrel to adjusted refining throughput margin per barrel for each of our refining regions and in total.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
U.S. Gulf Coast:
Actual throughput margin per barrel	$11.88	$12.25	$11.23	$9.57
Adjustments (before taxes):
LIFO gain	(0.77)	—	(0.20)	—
Blender’s tax credit (1)	(0.68)	—	—	—
Adjusted throughput margin per barrel	$10.43	$12.25	$11.03	$9.57
U.S. Mid-Continent:
Actual throughput margin per barrel	$14.10	$12.94	$13.85	$13.37
Adjustments (before taxes):
LIFO gain	(0.78)	—	(0.22)	—
Blender’s tax credit (1)	(0.13)	—	—	—
Adjusted throughput margin per barrel	$13.19	$12.94	$13.63	$13.37
North Atlantic:
Actual throughput margin per barrel	$14.49	$8.04	$10.38	$7.93
Adjustments (before taxes):
LIFO gain	(1.51)	—	(0.36)	—
Blender’s tax credit (1)	—	—	—	—
Adjusted throughput margin per barrel	$12.98	$8.04	$10.02	$7.93
U.S. West Coast:
Actual throughput margin per barrel	$9.98	$7.79	$8.79	$7.43
Adjustments (before taxes):
LIFO gain	(0.74)	—	(0.19)	—
Blender’s tax credit (1)	(0.12)	—	—	—
Adjusted throughput margin per barrel	$9.12	$7.79	$8.60	$7.43
Total refining:
Actual throughput margin per barrel	$12.48	$11.20	$11.28	$9.69
Adjustments (before taxes):
LIFO gain	(0.88)	—	(0.23)	—
Blender’s tax credit (1)	(0.43)	—	—	—
Adjusted throughput margin per barrel	$11.17	$11.20	$11.05	$9.69

(1) The adjustment for the blender’s tax credit represents the amount recorded during the three months ended December 31, 2014 that relates to volumes for the nine months ended September 30, 2014.

(i)	Primarily includes petrochemicals, gas oils, No. 6 fuel oil, petroleum coke, sulfur, and asphalt.

(j)
The regions reflected herein contain the following refineries: U.S. Gulf Coast- Corpus Christi East, Corpus Christi West, Houston, Meraux, Port Arthur, St. Charles, Texas City, and Three Rivers Refineries; U.S. Mid-Continent- Ardmore, McKee, and Memphis Refineries; North Atlantic- Pembroke and Quebec City Refineries; and U.S. West Coast- Benicia and Wilmington Refineries.

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